Exhibit 10.10

April 19, 2002

Mr. Jeffrey L. Grayson

220 West 98th, Apt 9L

New York, NY 10025

Dear Jeff:

It is my pleasure to extend to you an offer for the position of Chief Technology Officer for Equinox Holdings, Inc., the consolidated business of Equinox Fitness Clubs comprising all of the businesses that carry the “Equinox” brand name including the fitness clubs, management company and related products or businesses (the “Company”). As Chief Technology Officer, you will report directly to the Chief Financial Officer of the Company and will have duties consistent with the job description. The position offered is full-time employment at our corporate headquarters in New York City, beginning May 8, 2002.

Your employment is subject to your execution of Equinox’s Non-Disclosure and Non-Competition Agreement for senior executives, a copy of which is attached. Initially, your annual base salary will be $150,000, payable in biweekly installments.  Effective January 1, 2003, your annual base salary will increase to $160,000. As additional compensation, you are eligible to receive an annual performance incentive as described more fully in Attachment 1 to this letter.  As an inducement to accept this offer of employment, the Company will pay you a special $5,000 bonus on November 1, 2002 and grant you options to purchase up to 10,000 shares of the common stock of the Company at an exercise price equal to the Fair Market Value at December 31, 2001, as described more fully in a separate option agreement. Your compensation will be reviewed annually by the Compensation Committee of the Board of Directors and may be increased but not decreased.

Single health insurance and group term life insurance (in an amount equal to your base salary) coverage under our executive benefits program through PHS/The Guardian will be effective after ninety days of full-time employment. After you have completed six months of employment, you are entitled to two weeks’ paid vacation and you are eligible to participate in the Company’s 40l(k) plan with a 25% match by the Company. You are also entitled to one complimentary membership during your first year of employment and three memberships thereafter.

895 broadway	new york, new york 10003	tel 212.677.0180	fax 212.777.9510

www.equinoxfitness.com

If the terms of this offer letter are acceptable to you, please indicate your agreement by countersigning both originals of this letter and the Non-Disclosure and Non-Competition Agreement, returning one copy of each to me. On behalf of the Board of Directors and the employees of Equinox, I wish to express my excitement at the prospect of your joining us.

Sincerely yours,

/s/ Harvey Spevak
Harvey Spevak

Agreed and Accepted:

/s/ Jeffrey L. Grayson
Jeffrey L. Grayson

Attachment 1

Performance Bonus Plan

Chief Technology Officer

1.                                       The performance bonus will be based upon (i) certain individual deliverables to be mutually agreed within the first ninety (90) days of your employment, and (ii) the Company’s earnings before interest expense, income taxes and depreciation and amortization (“EBITDA”) during any fiscal year.

2.                                       Individual Deliverables Upon your achievement of certain mutually agreed deliverables in 2002, you will be eligible to receive a performance incentive up to $10,000.  For 2003, the bonus opportunity will increase to $20,000. This individual performance incentive is contingent upon the Company achieving 90% of its profitability goal (see paragraph 4).

3.                                       Corporate EBITDA On an annual basis, the actual EBITDA during the given fiscal year (as confirmed by the Company’s outside auditors) will be compared with the amount of EBITDA forecast to be generated during such period as outlined in the approved operating budget.

a.               If the actual EBITDA is less than, 90% of goal, no performance bonus will be awarded.

b.              If the actual 2002 EBITDA is equal to or greater than 90% of goal but less than 95% of goal, a performance bonus in the amount of $4,000 will be awarded. For 2003, the bonus opportunity will increase to $8,000.

c.               If the 2002 actual EBITDA is equal to or greater than 95% of goal but less than 100% of goal, a performance bonus incentive in the amount of $6,000 plus $800 for each one percent (1%) in excess of 95% of goal, subject to a maximum performance bonus of $10,000 will be awarded. For 2003, the 95% and incremental bonus opportunities increase to $12,000 and $1,600, respectively.

d.              If the actual EBITDA is  greater than 100% of goal, a performance bonus in the amount of $10,000 plus $2,000 for each one percent (1%) in excess of 100% of goal be awarded. For 2003, the 100% and incremental bonus opportunities will increase to $20,000 and $4,000, respectively.

4.                                       If actual Corporate EBITDA is less than 90% of goal, no individual performance bonus will be awarded.

5.                                       Performance incentive bonuses will be paid no later than April 10th of the following year.

May 8, 2002

Mr. Jeffrey L. Grayson

220 West 98th, Apt 9L

New York, NY 10025

Re:    Non-Disclosure and Non-Competition Agreement

Dear Jeff:

This will confirm the terms of the agreement between Equinox Holdings, Inc. with offices at 895 Broadway, New York, New York (“Equinox”) and Mr. Jeffrey L. Grayson (“You”) regarding the protection of Confidential Information and certain restrictions on Your competing with Equinox.

1.                                       GENERAL

Equinox agrees to employ You, and You agree to be employed by Equinox as Chief Technology Officer for Equinox’s consolidated businesses pursuant to the terms and provisions of the offer letter dated April 19, 2002 (the “Offer Letter”).  Your employment relationship with Equinox will be on an “at will” basis, and either Equinox or You may terminate the employment for any reason and at any time, without notice.

2.                                       WORKS FOR HIRE

You agree that all work products including, but not limited to, patents, copyrights, product developments, service developments, ideas and concepts created by You during Your employment and which relate to the business of Equinox shall remain the exclusive property of Equinox.

3.                                       CONFIDENTIALITY AGREEMENT AND RESTRICTIVE CONVENANTS

(a)           You recognize and acknowledge that the lists and files relating to Equinox’s members, prospects, employees, independent contractors and suppliers as well as its business plans, policies, operating procedures and financial information (including operating budgets) concerning Equinox or its shareholders and affiliates (collectively, “Confidential Information”), as same may exist from time to time, are valuable, special and unique assets of Equinox’s business.  You agree that, except as required by law, You will not disclose Confidential Information to any person, firm, corporation, association or other entity for any reason or any

895 broadway	new york, new york 10003	tel 212.677.0180	fax 212.777.9510

www.equinoxfitness.com

purpose at all and that You will not use such Confidential Information for Your own benefit or the benefit of any third party(s). You also agree that all equipment, records, files, memoranda, computer printouts and data, reports, correspondence and the like, relating to the business of Equinox, that You might use or prepare or with which You might come into contact, shall remain the sole property of Equinox. You further agree to turn over immediately to Equinox any such material in Your possession at such time as Your employment is terminated.

(b)           You agree that, during Your employment and for a period of twelve (12) months immediately following termination of Your employment, You will not, without Equinox’s prior written consent, directly or indirectly, own, manage, be employed by, operate, consult for or participate in, or be connected as an officer, employee, partner, or otherwise with any fitness club within a twelve (12) block radius of Equinox or any of its affiliates’ facilities; provided however that, in the event that Your employment is terminated by Equinox without cause, the period of time of your non-compete will be the same as the equivalent number of months during which You receive severance pay as described more fully in paragraph 3(c). Notwithstanding the foregoing, the parties agree that You will be released from the terms of the preceding non-compete provision in the event that Equinox fails to fulfill any of its financial obligations under the Offer Letter or this letter agreement. You also agree that, during Your employment and for a period of eighteen (18) months immediately following termination of Your employment. You will not in any manner, directly or indirectly, disparage Equinox or its employees and operations in any way. You further agree that, during Your employment and for a period of eighteen (18) months immediately following termination of Your employment, You will not in any manner, directly or indirectly, encourage, Induce or attempt to induce any person who is then or was (within six (6) months before the date of such Inducement) an employee or consultant of Equinox to alter or terminate his or her employment or consultation with Equinox or otherwise solicit, attempt to hire or hire any such employee or consultant. If the period of time or area herein specified should be adjudged unreasonable in any court proceeding, then the period of time shall be reduced by such number of months or the area shall be reduced geographically, of both, so that this covenant may be enforced during such period of time and in such areas as are adjudged to be reasonable.

(c)           Equinox agrees that, in the event that Your employment is terminated by Equinox, You will be entitled to receive severance pay equal to the equivalent of one week’s salary for each six months of service to Equinox at the time of termination, payable at the option of Equinox, either in one lump sum or in biweekly installments of no less the equivalent biweekly installment of Your effective base salary at the time of termination. The amount of such severance pay shall be no more than one-half of Your effective base salary at the time of termination, less any applicable deductions as required by law. In the event that You are terminated for cause, Equinox is not obligated to make any severance payment. For the purposes of this Agreement, “cause” shall be deemed to exist if:

(i)        You are terminated for embezzlement of corporate funds;

(ii)       You enter a business or employment that Equinox reasonably determines to be detrimentally competitive with the business of Equinox and substantially injurious to the financial interests of Equinox;

(iii)      You willfully refuse to perform services consistent with Your position;

(iv)     You engage in acts of dishonesty or fraud in connection with Your employment; or

(v)      You engage in acts of misconduct of such nature that Your continued employment could reasonably be expected to adversely affect the business or properties of Equinox.

For the purposes of determining “cause” in subparagraph 3(c)(iii) and 3(c)(v) above, You will have thirty (30) days, after written notice from Equinox’s Board of Directors, to remedy the reason(s) given by the Board in such notice for the assertion of a “cause” event. If You fail to remedy the reason(s) within such thirty (30) day period, Equinox may terminate You for cause.

(d)           You agree that, upon a breach, threatened breach or violation by You of any of the foregoing provisions of this paragraph 3, Equinox, in addition to all other remedies, shall be entitled as a matter of right to injunctive relief in any court of competent jurisdiction without being required to post bond or other security and without having to prove the inadequacy of the available remedies at law, to enjoin and restrain You and each and every other person, partnership, association, corporation or organization concerned therein, from the continuance of any action constituting such breach.

4.             NOTICES

Any and all notices or other communications given under this Agreement shall be in writing and shall be deemed to have been duly given on the date of delivery, if delivered in person, or four (4) days after mailing, if mailed within the continental United States, postage prepaid, by certified or registered mail, return receipt requested, to the party entitled to receive the same at his or its address first set forth above. We may designate by notice to each other any new address for the purposes of this Agreement as provided in this paragraph 4.

5.             MISCELLANEOUS PROVISIONS

(a)           This instrument, in conjunction with the Offer Letter, represents the entire Agreement between us and supersedes any prior agreement or understanding with respect to the subject matter hereof. In the event that a conflict arises between this Agreement and the Offer Letter, the Offer Letter will govern. No provision hereof may be amended, modified, terminated or revoked except by a writing signed by both of us.

(b)           This Agreement will be governed by, and construed and enforced according to, the laws of the State of New York without regard to its conflicts of  law rules.

(c)           No waiver of any breach or default hereunder shall be considered valid unless in writing, and no such waiver shall be deemed the waiver of subsequent breach or default of the same or similar nature.

(d)           If any provision of this Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall affect only such provision and shall not in any manner affect or render invalid or unenforceable any other severable provision of this Agreement, and this Agreement shall be carried out as if any such invalid or unenforceable provision were not contained herein.

(e)           We agree that we will each take such action and execute and deliver such documents as may be reasonably necessary to fulfill the terms of this Agreement.

(f)            The agreements and covenants set forth in Paragraph 3 above shall survive termination and expiration of this Agreement for the various time periods specified therein.

If this letter accurately sets forth the terms of our agreement, please countersign the enclosed copy and return it to us.

Very truly yours,

EQUINOX HOLDINGS, INC.

/s/ Harvey Spevak
Harvey Spevak

Accepted and Agreed to this
8 day of May, 2002

/s/ Jeffrey L. Grayson
Jeffrey L. Grayson